Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (“Agreement”) is made effective as of March 2, 2017 (“Effective Date”) by and between The Greenbrier Companies, Inc. (The “Company”) and Victoria McManus (“McManus”).

RECITAL

The Company and McManus desire to enter into this Agreement, setting forth the terms and conditions relating to McManus’ transition from her current position with the Company and her engagement as a consultant to the Company following the cessation of her employment with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and McManus agree as follows:

ARTICLE 1

Employment and Separation

1.1    Employment Status. As of the Effective Date, McManus shall resign from her current position as Executive Vice President and Chief Strategic Officer of the Company and shall also resign any other roles as an officer and any other position of any and all subsidiaries of the Company. As of the Effective Date, McManus will cease to be an employee of the Company. Except as provided in Section 4.1, this Agreement amends, supersedes and replaces in all respects that certain Offer Letter between McManus and the Company, dated as of October 12, 2015 (the “McManus Offer Letter”), and the McManus Offer Letter is of no further force or effect.

1.2    Retention of Hiring Bonus. McManus received a one-time hiring bonus in 2015. The Company and McManus agree that for purposes of conditions related to such hiring bonus that termination of employment does not cause a required repayment, and McManus’ service as a consultant is considered continued service with respect to such hiring bonus repayment provision.

ARTICLE 2

Consulting Engagement

2.1    Consulting Status. Upon the cessation of her employment with the Company, McManus will become a consultant to the Company. McManus’ status shall be as an independent contractor and the Company shall have no authority to supervise the time, manner or place of McManus’ performance of services as a consultant. McManus may perform work for other individuals and entities, provided that such work does not interfere with the services she provides to the Company.

2.2    Consulting Term. McManus’ consulting term under this Agreement shall begin on the Effective Date and shall continue until terminated by McManus or the Company on thirty (30) days’ written notice (the “Consulting Term”).

2.3    Consulting Duties. During the Consulting Term, McManus will report to the Company’s Chairman and CEO and shall have the duties and responsibilities as may be reasonably assigned from time to time by the Chairman and CEO. The amount of time to be worked and the work schedule shall be as agreed from time to time by the Chairman and CEO and McManus and is expected to be less than full time, but at a level of service that would not constitute a “separation from service” for purposes of the Company’s Nonqualified Deferred Compensation Plan.

2.4    Compensation. As compensation for McManus’ performance of duties during the Consulting Term, the Company shall pay McManus a monthly Consulting Fee in the amount of $35,417 per month (the “Consulting Fees”). The Company will not withhold any income or payroll taxes from the Consulting Fees, and McManus will be responsible for all applicable federal, state, and local income and/or payroll taxes due as a result of receipt of the Consulting Fees.

2.5    Participation in Medical Benefit Plans. During the Consulting Term, McManus will be eligible to participate in, subject to McManus’ continued payment of her portion of such premiums, all employee medical benefit plans available to full-time executive employees of the Company, subject to the terms and conditions of the Company’s medical benefit plans, including health, dental and vision insurance benefits. Company reserves the right to change or eliminate its medical benefits applicable to all employees and McManus on a prospective basis without advance notice to McManus. For the avoidance of doubt, McManus will not be eligible for any other benefits available to executive or other employees generally, including without limitation the following: (i) 401(k) plan; (ii) Nonqualified Deferred Compensation Plan; (iii) executive life insurance; (iv) automobile allowance program; or (v) the 2017 annual bonus program.

2.6    Office/Equipment Support. During the Consulting Term, the Company shall provide access to the Company’s offices and administrative support to McManus as reasonably necessary to perform services for the Company. This support includes providing McManus with a mobile telephone, iPad, laptop computers (3), office desk phones (3), printers (3), monitors (3), RAP connection equipment (2) and executive assistance support. McManus will continue to maintain a company email account, company phone extension and email (including virtual office phones and email access at McManus’ residences). McManus will continue to have access to Diligent Board Books and other programs or data necessary to perform her duties as a consultant to the Company. McManus acknowledges that such access will make her an “Insider” for purposes of the Company’s Insider Trading Policy.

2.7    Expenses. Company shall reimburse McManus for all actual out-of-pocket expenses reasonably incurred on behalf of the Company, including but not limited to air fare or transportation costs, and food and lodging costs. McManus shall retain her Company-issued credit card during the Consulting Term and continue to comply with existing Company policies, rules and procedures concerning use and reporting related to use of the company credit card.

2.8    Indemnification and D&O Insurance. The Indemnification Agreement, dated October 19, 2015 between McManus and the Company remains in full force and effect in accordance with its terms. McManus shall remain designated as a “named insured” under the Company’s Directors and Officers Liability Insurance Policy, in the same manner as she was as an executive officer of the Company.

2.9    IRS Section 409A. The parties intend that all compensation and benefits provided for under this Agreement shall either be exempt from IRC §409A, or shall be paid or provided in accordance with the requirements of IRC §409A, including, without limitation, the imposition of a delay in the payment of cash or transfer of other benefits to McManus until a date that is six months after the date of McManus’ separation from service, as that term is defined in Treas. Reg. §1.409A-1(h), if McManus is determined to be a “specified employee” as defined under IRC §409A.

2.10    SEC Compliance. During the Consulting Term and any extensions of the Consulting Term, McManus will comply, to the extent applicable, with all requirements of Section 16 of the Securities Exchange Act of 1934 and the Company’s insider trading policies and procedures. The Company will use reasonable efforts to inform McManus of specific securities law compliance obligations, and assist her with filing relevant documents.

ARTICLE 3

Restricted Stock Units

3.1    Unvested Time-Based RSUs - All unvested time-based RSUs held by McManus as set forth on Exhibit A shall continue to vest during the Consulting Term in accordance with the terms and conditions of the applicable Restricted Stock Unit Agreements (each, an “RSU Agreement”) as if McManus had remained an employee at the time of vesting. Unless otherwise agreed in writing at the time of termination of the Consulting Term and approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), any time-based RSUs that remain unvested at termination will be treated in accordance with the applicable RSU Agreement as if the termination of the Consulting Term were a termination of employment under the RSU Agreement.

3.2    Unvested Performance-Based RSUs - All unvested performance-based RSUs held by McManus as set forth on Exhibit A shall continue to vest during the Consulting Term in accordance with the terms and conditions of the applicable RSU Agreement, as determined by the Compensation Committee of the Company in November of each applicable year, as if McManus had remained an employee at the time of vesting. Unless otherwise agreed in writing at the time of termination of the Consulting Term and approved by the Compensation Committee, any performance-based RSUs that remain unvested at termination will be treated in accordance with the Applicable RSU Agreement as if the termination of the Consulting Term were a termination of employment under the RSU Agreement.

3.3    2017 RSUs – Notwithstanding anything to the contrary in Sections 3.1 and 3.2 above, with respect to the 5,000 time-based vesting RSUs scheduled to vest in March 2017 and the 6,067 time-based vesting RSUs scheduled to vest in October 2017 (together the “2017 RSUs”), in the event the Company terminates the Consulting Term prior to vesting for any reason other than “Cause” (as defined below), the vesting of the 2017 RSUs shall fully accelerate. “Cause” shall mean: conviction of McManus (including a plea or nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs McManus’s ability to perform substantially her duties for the Company.

3.4    Amendment of RSU Agreements - Each RSU Agreement described above is deemed to be amended to provide for vesting as described above.

ARTICLE 4

Restrictive Covenants

4.1    Non-Solicitation. In consideration of the Company’s engagement of McManus during the Consulting Term, the Parties agree that the non-solicitation covenant contained in the McManus Offer Letter is incorporated herein by reference and that such non-solicitation covenant will continue in full force and effect during the Consulting Term and for a period of two years following the termination of the Consulting Term.

4.2    Confidentiality. The Parties agree that the confidentiality covenant contained in the McManus Offer Letter is incorporated herein by reference, except that such confidentiality provision is amended to add the following sentence: “Nothing in this Confidentiality covenant prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation,” and that such Confidentiality covenant, as amended, will continue in full force and effect during the Consulting Term and for a period of two years following the termination of the Consulting Term.

4.3    Return of Confidential Records. All forms of information and all physical property made or compiled by McManus prior to or during the Consulting Term containing or relating in any way to Protected Information shall be the Company’s exclusive property. All such materials and any copies thereof shall be held by McManus in trust solely for the benefit of the Company and shall be delivered to the Company upon expiration of McManus’s consulting engagement, or at any other time upon the Company’s request. “Protected Information” means trade secrets, confidential and proprietary business information of the Company, any information of the Company other than information that has entered the public domain (unless McManus caused such information to enter the public domain), and all valuable and unique information and techniques acquired, developed or used by the Company relating to its business, operations, employees, customers and suppliers, which give the Company a competitive advantage over those who do not know the information and techniques, and which are protected by the Company from unauthorized disclosure, including but not limited to, financial information and conditions, customer and customer lists (including potential customers identified by the Company), sources of supply, processes, patented or proprietary technologies, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees.

4.4    Disclosure of Business Opportunities. During the Consulting Term, McManus agrees to promptly and fully disclose to the Company, and not to divert to her own use or benefit or the use or benefit of others, any business opportunities involving any existing or prospective line of business, customer (to the extent such customer’s activities are within the scope of the Company’s relationship with such customer or the Company’s existing or reasonably contemplated business activities), product or activity of the Company or any business opportunities that otherwise should be afforded to the Company. McManus may pursue activities that would otherwise be prohibited by this clause if the Chairman and CEO of the Company consents in writing to such activity following adequate disclosure.

4.5    Publicity. Except as otherwise required by law, the parties agree to work together regarding any public announcement related to this Agreement and the covenants herein. The parties will cooperate and coordinate messaging, including internal communication regarding McManus’s ongoing role and transition within the Company.

4.6    Non-Disparagement. McManus agrees not to disparage the Company or its officers, directors, employees, or affiliates, in a manner harmful to them or their business, business relationships or personal reputations. McManus shall respond accurately and fully to any questions, inquiry or request for information when required by legal process, notwithstanding the foregoing. McManus will report to the Chairman and CEO any defamatory comments made about her by any individual Company employee or agent, and the Company will take reasonable measures to cease such communications.

4.7    Cooperation. McManus agrees that during the Consulting Term, at the request of the Chairman and CEO, her duties may include activities in connection with existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. McManus agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by McManus in connection with any such legal proceedings, unless McManus is expressly prohibited by law from so doing. McManus acknowledges that following the end of the Consulting Term, she may also be asked to continue such cooperation, contingent upon agreement with the Company on reasonable compensation for her time.

4.8    Survival of Undertakings and Injunctive Relief.

4.8.1    Survival. The provisions of Sections 4.1, 4.2 and 4.7 shall survive the expiration of McManus’s consulting engagement, or the earlier termination of this Agreement (irrespective of the reasons therefore). In the event of any proven violation of Sections 4.1 or 4.2 McManus further agrees that the time periods set forth in such sections shall be extended by the period of such violation.

4.8.2    Injunctive Relief. McManus acknowledges and agrees that the restrictions imposed upon her by this Article 4 and the purpose of such restrictions are reasonable and are designed to protect the Protected Information and the continued success of the Company without unduly restricting McManus. Furthermore, McManus acknowledges that, in view of the Protected Information which McManus has or will acquire or has or will have access to, and in view of the necessity of the restrictions contained in this Article 4 any violation of any provision of this Article 4 hereof would cause irreparable injury to the Company with respect to the resulting disruption in its operations. By reason of the foregoing, McManus consents and agrees that if she violates any of the provisions of this Article 4, the Company shall be entitled, in addition to any other remedies that it may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining McManus from committing or continuing any violation of such sections of this Agreement.

4.9    References to the Company. All references to the Company in this Article 4 shall be deemed to include any subsidiary, parent, successor in interest, or other affiliate of the Company.

ARTICLE 5

Release of Claims

5.1    Release. In exchange for and in consideration of the payments, benefits, and other commitments described herein, including but not limited to McManus’s consulting engagement with the Company, as provided by Article 2, McManus, for her and for each of her heirs, executors, administrators and assigns, hereby fully releases, acquits and forever discharges the Company and its subsidiaries, divisions, affiliates, successors, assigns, beneficiaries, insurers, representatives, agents, and all of the Company’s past and present directors, officers and employees, from any and all, both past and present, claims, liabilities, causes of action, demands to any rights, damages, costs, attorneys’ fees, expenses and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that McManus may now have, has ever had, or hereafter may have, relating directly or indirectly to her employment with the Company or its subsidiaries and/or her termination of employment that arose prior to the date McManus executes this Agreement. McManus also releases any and all other claims McManus may have that arose prior to the date of this Agreement and hereby specifically waives and releases all claims, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990; the Rehabilitation Act of 1973; Sections 1981 through 1988 of Title 42 of the United States Code; the Immigration Reform and Control Act; the Workers Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1971; the National Labor Relations Act; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act (GINA); all as amended, and any and all similar state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, an express or implied employment contract, covenant of good faith and fair dealing or other statute, contract, breach of fiduciary duty, fraud, misrepresentation, defamation or other theory. Notwithstanding the foregoing, McManus is not waiving any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding, and nothing in this Agreement prohibits or restricts McManus (or McManus’ attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances; however, McManus hereby disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, provided that nothing in this Agreement limits McManus’ right to receive an award for information provided to the SEC staff or any other securities regulatory agency in accordance with Exchange Act Rule 21F-3. Nothing in this Section 5.1 shall release any rights McManus may have to benefits vested prior to the date hereof in the Company’s Nonqualified Deferred Compensation Plan or 401(k) plan or to vested post-employment health or group insurance benefits.

ARTICLE 6

Miscellaneous

6.1    Assignment and Transfer. McManus’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

6.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to conflict of law principles.

6.3    Entire Agreement. Except as specifically set forth below, this Agreement, together with the amendment to the RSU Agreements, contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

6.4    Amendment. This Agreement may be amended only in writing signed by McManus and by a duly authorized executive officer of the Company.

6.5    Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

6.6    Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to McManus’s residence (as noted in the Company’s records), or to the Company’s principal office, as the case may be.

6.7    Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement or the employment and/or consulting relationship, either during the existence of the employment and/or consulting relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, shall be litigated solely in state or federal court in Multnomah County, Oregon. Each party (a) submits to the jurisdiction of such court, (b) waives the defense of an inconvenient forum, (c) agrees that valid consent to service may be made by mailing or delivery of such service to the Oregon Secretary of State (the “Agent”) or to the party at the party’s last known address, if personal service delivery cannot be easily effected, and (d) authorizes and directs the Agent to accept such service in the event that personal service delivery cannot easily be effected.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

THE GREENBRIER COMPANIES, INC.

By:	/s/ William A. Furman	/s/ Victoria McManus
Title:	Chairman and CEO	VICTORIA McMANUS

Dated:	March 2, 2017	Dated:	March 2, 2017

EXHIBIT A

RSU VESTING SCHEDULE

Status of Unvested RSUs	Date of Grant	# of Remaining Units	VESTING DATE
Victoria McManus			3/30/17	10/21/17	11/17	3/30/18	10/21/18	Oct/Nov 2018	*	3/30/19	11/19
Time Based Units	10/21/15	12,134		6,067			6,067
	3/30/16	15,000	5,000			5,000				5,000
Total Time Based Units		27,134
Performance Based Units*	3/30/16	15,000						15,000
Total Performance Based		15,000
Total RSUs		42,134

*	With respect to the measurement period ending 8/31/18